                                                                    EXHIBIT 99.2
                                                                    ------------


                     AUBURNBANK ANNOUNCES NEW BRANCH PLANS

(June 12, 1998 Auburn, Alabama) AuburnBank has signed a lease agreement with Wal-Mart to operate a full service branch within the SuperCenter store at 3700 US Hwy 431 North in Phenix City. The Wal-Mart SuperCenter and AuburnBank branch plan to open during August, 1998.

Bob Dumas, President of AuburnBank, stated, "Response to the in-store banking concept has been exceptional locally and nationwide. Our bank wants to maintain its reputation as an innovator in providing state of the art banking convenience for our customers - both existing and prospective. Our move into the Wal-Mart SuperCenter in Phenix City will open opportunities for expanded service to the Phenix City and Smiths Station areas."

Adicia Coulter, a native of Phenix City and manager of the AuburnBank branch commented, "In-store banking provides convenient "one-stop" shopping service. Our branch will offer traditional banking services plus extended hours six days a week. I am looking forward to representing AuburnBank in supporting these communities."

AuburnBank, founded in 1907 in Auburn, Alabama, operates its main office in downtown Auburn, a full service branch in Opelika, Kroger and Winn-Dixie supermarket branches in Auburn, and an extensive 14 ATM Tiger Teller network in Lee County.

Grand opening details will follow as plans progress, according to bank officials.